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                                                                      Exhibit 99

AT THE COMPANY:
Daniel D. Viren            Roy Youst
SVP-Finance                Dir. Corp. Comm.
(614) 864-6400             (614) 860-8116

FOR IMMEDIATE RELEASE
MONDAY, JANUARY 7, 2002

               R.G. BARRY CORPORATION BENEFITS FROM TARIFF RELIEF
               15% Duty on U.S. Slippers Made in Mexico Eliminated

PICKERINGTON, Ohio - January 7, 2002 - Footwear maker R.G. Barry Corporation (NYSE:RGB) said today that the accelerated elimination of U.S. and Mexican tariffs on slippers under the North American Free Trade Agreement (NAFTA) effective January 1, 2002, is a significant component of its strategy to profitably compete in global markets and return the Company to excellence in 2003.

The 15 percent duty on U.S. slippers made in Mexico was removed as a part of round three of the NAFTA tariff acceleration exercise that eliminated tariffs on a range of Mexican products. R.G. Barry applied early last year to the Office of the U.S. Trade Representative for the tariff elimination. This action permits the Company to retain more than 2,000 North American jobs. Under NAFTA, the slipper tariff was being reduced at a rate of 2.5 percent per year and would have been fully eliminated on January 1, 2008.

R.G. Barry, the world's largest manufacturer and marketer of comfort footwear for at- and around-the-home, currently assembles slippers at company-operated sewing plants in Nuevo Laredo, Ciudad Acuna and Zacatecas, Mexico. As part of its current 3-year strategic plan, the Company has been reducing its company-owned capacity to the level supported by demand visibility and outsourcing the balance from Chinese contract suppliers. The Company plans to import about one-third of its product needs from China by 2003. This supply strategy is expected to reduce inventory risks and markdowns.

"Without tariff acceleration, it would have been necessary for us to eliminate additional North American jobs and to source a significantly greater percentage of our products from offshore," said R.G. Barry Chairman and Chief Executive Officer Gordon Zacks. "This tariff acceleration permits us to relocate cutting and molding operations from the U.S. to Mexico and significantly reduces costs and lead times. The transfer of raw material cutting from Laredo, Texas, to Nuevo Laredo will result in the transfer of approximately 140 jobs between those facilities over the next six months. The previously announced shifting of sole molding operations from San Angelo, Texas, to Nuevo Laredo will result in shifting approximately 70 jobs between those facilities.

"We expect our net benefit from tariff relief after the payment of related consulting fees, relocation expenses and severance to be approximately $12 million over the next six years. The anticipated pre-tax benefit for 2002 will be approximately $1.5 million with the remaining benefit spread about evenly over the remaining five years.


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"Because of the vital importance this accelerated tariff elimination plays in our future success, we engaged two outside firms to assist us in its pursuit. We will pay each of these firms a fee for their assistance in obtaining the immediate elimination of duties on goods we manufacture in Mexico. The benefits of tariff relief outweigh the expense incurred in hiring these firms," Mr. Zacks said.

R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 11 a.m. EST, Tuesday, January 8, 2002. Management will discuss the NAFTA tariff acceleration and will accept questions from invited participants. Written questions for management submitted via fax to (614) 864-3129 until one hour before the call will be considered for inclusion in the Q&A portion. The conference call is available at (877) 817-7175 or (703) 871-3599 until five minutes before starting time or via the Internet. To listen via the Internet, go to www.rgbarry.com. Please go to the Company's Web site at least 15 minutes prior to the scheduled start time to register, download, and install any necessary audio software. Replays of the call will be available shortly after its completion. The replay can be accessed through January 15, 2002, by calling (888) 266-2086 or (703) 925-2435 and using access code 5769409;
or by visiting the Company's Web site at www.rgbarry.com.

In addition to its various brands of at- and around-the-home comfort footwear, R.G. Barry Corporation makes and sells thermal retention technology commercial and consumer products. To learn more about its businesses, visit R.G. Barry Corporation's Web sites at www.rgbarry.comand www.microcoretechnology.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements in this release, which are not historical fact are forward-looking statements based upon our current plans and strategies, and reflect our current assessment of the risks and uncertainties related to our business. These risks and uncertainties include such things as product demand and market acceptance; the economic and business environment and the impact of governmental regulations, both in the United States and abroad; the effects of direct sourcing by customers of competitive products from alternative suppliers; the loss of significant customers in connection with mergers, acquisitions, bankruptcies or other circumstances; the effect of pricing pressures from retailers; inherent risks of international development, including foreign currency risks, the implementation of the Euro, economic, regulatory and cultural difficulties or delays in our business development outside the United States; our ability to improve processes and business practices to keep pace with the economic, competitive and technological environment; the availability and costs of financing; capacity, efficiency, and supply constraints; weather; terrorist acts; acts of war; and other risks detailed in the our press releases, shareholder communications, and Securities and Exchange Commission filings. Actual events affecting us and the impact of such events on our operations may vary from those currently anticipated.